EXHIBIT 11

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                            CALCULATIONS OF EARNINGS
                           PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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

                                                     THREE MONTHS ENDED                  NINE MONTHS ENDED
                                              ---------------------------------   --------------------------------
                                               SEPTEMBER 29,     SEPTEMBER 28,     SEPTEMBER 29,     SEPTEMBER 28,
                                                   1996              1997              1996              1997
                                              ---------------   ---------------   ---------------   --------------
                                                         (UNAUDITED)                        (UNAUDITED)
Net earnings (loss) applicable to
  common shareholders .....................     $ (18,088)          $34,572           $ 6,478          $67,654
                                                =========           ========          ========         ========
Weighted average number of
  common shares outstanding ...............        83,578            85,283            82,543           84,762
Add:
   Common shares issuable for exercise
   of options, net of shares assumed to have
      been acquired with proceeds
      therefrom ...........................            --             2,950             1,250            3,122
                                                ---------           --------          --------         --------
Number of shares applicable to earnings
  per share calculation  ..................        83,578            88,233            83,793           87,884
                                                =========           ========          ========         ========
Earnings (loss) per share of common stock..     $    (.22)          $   .39           $   .08          $   .77
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